Exhibit 99.2

FOR IMMEDIATE RELEASE

Natalie Wymer
408-457-2348
Natalie.Wymer@sunpower.com

SunPower Announces Executive Team Change

SAN JOSE, Calif., Nov. 9, 2016 - SunPower Corporation (NASDAQ:SPWR), a leading solar technology and energy services provider, today announced that Howard Wenger, president of Business Units, and president of SunPower Corporation, Systems, will be leaving the company during the next six months.

Wenger, a known leader in solar for more than 30 years, has been an executive officer at the company for almost 10 years.  He was on the executive team and board of directors of PowerLight Corporation, which was acquired by SunPower in 2007. Wenger helped SunPower establish a residential business, pioneer a large scale solar business, and expand the company’s global reach, entering new markets for solar. He will remain with SunPower in his current role for a period of time and ultimately as an advisor to the company to ensure a smooth transition.

“The work that Howard has done, not only at SunPower, but for the industry, has dramatically impacted how solar is utilized, sold and viewed,” said Tom Werner, SunPower president and chief executive officer. “Howard helped us blaze a trail in many ways, including building different solar business segments globally, as well as leading the transition of the company to deliver complete solutions for our customers. I appreciate his dedication and commitment to helping us change the way our world is powered.”

About SunPower
As one of the world’s most innovative and sustainable energy companies, SunPower (NASDAQ:SPWR) provides a diverse group of customers with complete solar solutions and services. Residential customers, businesses, governments, schools and utilities around the globe rely on SunPower’s more than 30 years of proven experience. From the first flip of the switch, SunPower delivers maximum value and superb performance throughout the long life of every solar system. Headquartered in Silicon Valley, SunPower has dedicated, customer-focused employees in Africa, Asia, Australia, Europe, North and South America. For more information about how SunPower is changing the way our world is powered, visit www.sunpower.com.

© 2016 SunPower Corporation. All Rights Reserved. SUNPOWER and the SUNPOWER logo are registered trademarks of SunPower Corporation in the U.S. and other countries as well.